EXHIBIT 23.3

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of Hi-Crush Partners LP and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and prospectus of information contained in our reports summarizing the results crush strength testing performed by us.

Very truly yours,

/s/ PropTester, Inc.

July 6, 2012

Cypress, TX